Exhibit 10.15

Contractor’s Agreement

Party A: Zhejiang Kandi Vehicles Co., Ltd (“Kandi Vehicle”)

Party B: Mr. Hu Xiaoming

Considering Kandi New Energy Vehicles Co., Ltd., (“Kandi New Energy”) is a company in compliance with Chinese regulation to produce and sell vehicles in China, for the Party A’s better operation, Parties agreed to enter into this Contractor’s Agreement:

Section 1

During the existence of Kandi New Energy, it is contracted to Party A for operation and management and Party B will not participate in any management, dividend distribution or loss of Kandi New Energy.

Section 2

Considering Party B has to inject RMB 18 million into Kandi New Energy, Party A agrees to lend this amount to Party B with no interest charges in order to avoid any interest expenses on Party B.

Section 3

This agreement shall take effect at the same time of the Agreement of Establishment of Kandi New Energy Co., Ltd.

Section 4

The term of this agreement is the same as the term of business license of the company.

Section 5 Dispute Resolution

1. The agreement shall be governed and constructed by the applicable laws of People’s Republic of China.

2. In the implementation process of this agreement, Parties shall settle any disputes through consultation or mediation, if failed, Parties can choose to resolve the disputes as below:

(i)	to submit the issue to Jinhua City Arbitration Commission for arbitration;

(ii)	take the legal action at the People’s Court of China.

Section 6

This agreement is made into 4 originals and each party holds two copies.

Party A: Zhejiang Kandi Vehicles Co., Ltd

Legal Representative:____________________________

Party B: Mr. Hu Xiaoming

Legal Representative:____________________________

May 18, 2010